ARMOR HOLDINGS, INC. COMMENCES TENDER OFFER FOR ITS 8.25%

SENIOR SUBORDINATED NOTES DUE 2013

Jacksonville, Fla. – July 2, 2007 – Armor Holdings, Inc. (NYSE: AH), a leading manufacturer and distributor of military vehicles, vehicle armor systems and life safety and survivability systems serving military, law enforcement, homeland security and commercial markets, announced today that it has commenced a cash tender offer (the “Offer”) for any and all of its $150 million in aggregate principal amount of 8.25% Senior Subordinated Notes due 2013, CUSIP No. 042260AB5 (the “Notes”).

The Offer shall expire at 12:00 midnight, New York City time, on July 30, 2007 (the “Expiration Date”), unless extended or earlier terminated. Holders who validly tender and do not validly withdraw their Notes and deliver their consents on or prior to 5:00 p.m., New York City time, on July 16, 2007 (the “Consent Date”), unless extended, will be eligible to receive the Total Consideration. The “Total Consideration” to be paid for each Note validly tendered on or prior to the Consent Date and accepted for payment, will be determined as specified in the Offer to Purchase on the basis of a yield to the first redemption date for the Notes equal to the sum of (i) the yield (based upon the bid side price) of the 4.125% U.S. Treasury Note due August 15, 2008, as calculated by UBS Investment Bank in accordance with standard market practice on the price determination date, as described in the Offer to Purchase, plus (ii) a fixed spread of 50 basis points. The Total Consideration for each Note so tendered includes a consent payment of $20 for each $1,000 principal amount (the “Consent Payment”). Holders whose valid tenders are received after the Consent Date, but on or prior to the Expiration Date, unless extended, will receive the Tender Offer Consideration (as defined below) but will not receive the Consent Payment. The “Tender Offer Consideration” is the Total Consideration less the Consent Payment. The early payment date is expected to be promptly after the satisfaction of the merger condition described below if the Notes are accepted for purchase by Armor. The final payment date is expected to be promptly after the Expiration Date.

Holders of Notes who validly tender and do not validly withdraw their Notes in the Offer will also receive accrued and unpaid interest from the last interest payment date to, but not including, the applicable settlement date.

In conjunction with the Offer, Armor is also soliciting consents (the “Solicitation”) to certain proposed amendments to the indenture governing the Notes that would eliminate substantially all restrictive covenants and certain event of default provisions in the indenture. Any holder who tenders Notes pursuant to the Offer must also deliver a consent. The Offer and Solicitation are being made upon the terms and subject to the conditions set forth in the related Offer to Purchase and Consent Solicitation Statement dated July 2, 2007 (the “Offer to Purchase”).

Armor’s obligation to accept for purchase and pay for the Notes validly tendered and consents validly delivered, and not validly withdrawn or revoked, pursuant to the Offer is subject to and conditioned upon the satisfaction of or, where applicable, Armor’s waiver of, certain conditions including (1) the consummation of the proposed merger of Jaguar Acquisition Sub Inc., a Delaware corporation (“Merger Sub”) and a wholly-owned subsidiary of BAE Systems, Inc., with and into Armor pursuant to an Agreement and Plan of Merger among Armor, BAE Systems, Inc. and Merger Sub dated as of May 7, 2007; (2) tender of at least a majority in principal amount of the outstanding Notes prior to the acceptance for purchase of any Notes tendered pursuant to the Offer (and, thereby, obtaining the requisite consents for the execution of a supplemental indenture giving effect to the proposed amendments to the underlying indenture), and (3) certain other general conditions, each as described in more detail in the Offer to Purchase.

This announcement is not an offer to purchase, or a solicitation of an offer to purchase, or a solicitation of tenders or consents with respect to, any Notes. The Offer and Solicitation are being made solely pursuant to the Offer to Purchase and related Letter of Transmittal.

Armor has retained UBS Investment Bank to serve as Dealer Manager and Solicitation Agent, U.S. Bank National Association to serve as Depositary and Global Bondholder Services Corporation to serve as Information Agent for the Offer and Solicitation.

Requests for documents may be directed to Global Bondholder Services Corporation by telephone at (866) 804-2200 (toll free) or (212) 430-3774, or in writing at 65 Broadway – Suite 723, New York, NY 10006. Questions regarding the terms of the Offer and Solicitation should be directed to UBS Investment Bank at (888) 722-9555, ext. 4210 (toll-free) or (203) 719-4210 (collect).

About Armor Holdings

Armor Holdings, Inc. (NYSE: AH) is a diversified manufacturer of branded products for the military, law enforcement, and personnel safety markets. Additional information can be found at www.armorholdings.com.

Certain matters discussed in this press release constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. The Company may use words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions to identify forward-looking statements. These risks and uncertainties are described in the Company’s filings with the Securities and Exchange Commission, including the Company’s Registration Statement on Form S-3, its 2006 Form 10-K and amendments thereto and most recently filed Forms 8-K and 10-Q.